Exhibit 99.(h)(6)

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

Between WisdomTree Digital Trust and WisdomTree Digital Management, Inc.

EXHIBIT C

AMENDED as of December 13, 2022

Portfolio Series of the Trust

WisdomTree Short-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Fund

WisdomTree S&P 500 Twitter Sentiment Digital Fund

WisdomTree Digital Trust	WisdomTree Digital Management, Inc.

/s/Stuart Bell	/s/William Peck
Stuart Bell	William Peck
President	Chief Executive Officer

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